April 27, 2022

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird Intermediate Bond Fund, Baird Core Bond Fund (n/k/a Baird Core Plus Bond Fund), Baird Aggregate Bond Fund, Baird Short-Term Bond Fund and Baird Intermediate Municipal Bond Fund (n/k/a Baird Quality Intermediate Municipal Bond Fund) dated September 14, 2000, our opinion for the Baird MidCap Fund (n/k/a Baird Mid Cap Growth Fund) dated December 28, 2000, our opinion for the Baird SmallCap Value Fund (n/k/a Baird Equity Opportunity Fund) dated April 27, 2012, our opinion for the Investor Class Shares of the Baird Short-Term Bond Fund dated September 19, 2012, our opinion for the Baird Ultra Short Bond Fund dated December 30, 2013, our opinion for the Baird Short-Term Municipal Bond Fund and Baird Core Intermediate Municipal Bond Fund dated August 31, 2015, our opinion for the Chautauqua Global Growth Fund and Chautauqua International Growth Fund dated April 1, 2016, our opinion for the Baird Small/Mid Cap Growth Fund dated October 26, 2018 and our opinion for the Baird Strategic Municipal Bond Fund and Baird Municipal Bond Fund dated November 14, 2019. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.